Exhibit 10.1
[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
AMENDMENT AGREEMENT
This Amendment Agreement, is made and entered into this 15th day of October 2019 by and between Daikyo Seiko, Ltd., a corporation organized and existing under the laws of Japan, having a place of business at 1305-1 Kurohakama-Cho, Sano-shi, Tochigi 327-0813 Japan (“Daikyo”) and West Pharmaceutical Services, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania, U.S.A., having a place of business at 530 Herman O. West Drive, Exton, PA 19341 (“West”).
WITNESSETH:
WHEREAS, the parties entered into that certain Amended and Restated Technology Exchange and CrossLicense Agreement (“CrossLicense Agreement”) and that certain Distributorship Agreement (“Distributorship Agreement A”)(of that, West is defined as “Distributor”) and that certain Distributorship Agreement (“Distributorship Agreement B”)(of that, Daikyo is defined as “Distributor”), each dated January 18, 2017, as each was amended by that certain Letter Agreement between the parties dated July 2, 2018 (the “Letter Agreement,” collectively with the CrossLicense Agreement, Distributorship Agreement A and Distributorship Agreement B, the “Agreements”); and
WHEREAS, the parties desire to amend the Agreements to reflect certain changes to the provisions thereof as set forth herein.
NOW THEREFORE, in consideration of the mutual covenants herein set forth, intending to be legally bound, the parties hereto agree as follows:
1.The following subsection (e) is incorporated in Section 3.01 of the CrossLicense Agreement:
“(e)    If Daikyo is able to demonstrate a plan for manufacturing Licensed Products and commits to mutually agreed thresholds, West can grant exclusive right and license to use and employ (i) Licensed Patents of West in the manufacture, use and sale of Licensed Products in Japan only, (ii) Know-How of West disclosed to Daikyo under this Agreement solely in the manufacture, use and sale of Licensed Products in Japan only and (iii) Licensed Trademarks of West solely in the sale of Licensed Products in Japan.”
2.Section 3.02 of the CrossLicense Agreement is hereby superseded in its entirety and replaced with the following:
“3.02 West License. Subject to the terms and conditions of this Agreement, Daikyo grants to West, and West accepts:
(a)    The exclusive right and license to use and employ Licensed Patents of Daikyo solely in the manufacture, use and sale of Licensed Products in the Territory;
(b)    The exclusive right and license to use and employ Know-How of Daikyo disclosed to West under this Agreement solely in the manufacture, use and sale of Daikyo’s Licensed Products in the Territory;
(c)    The exclusive right to use and employ Licensed Trademarks of Daikyo solely in the sale of Licensed Products in the Territory; and

(d)    The right to sublicense any and all of the rights granted under paragraphs (a), (b), (c) above to any Subsidiary of West but to no other Person.
For the sake of clarity, nothing in this Section 3.02 shall limit the ability of Daikyo, either directly or through one of its controlled affiliated companies, to market or sell its products in Japan. Daikyo agrees that the exclusivity rights granted to West in this Section 3.02 shall be exclusive outside of Japan [*****].”
3.The definition of “Territory” as set forth in Article 1 of the Distributorship Agreement A is hereby superseded in its entirety and replaced with the following:
    ““Territory” means all countries in the world, exclusive of Japan. The parties acknowledge and agree that Daikyo currently has certain existing distribution arrangements in Korea and Taiwan, and Daikyo agrees that Daikyo will make best efforts to terminate these arrangements no later than December 31, 2020 and, in the event of possible delay, Daikyo will promptly notify West beforehand, after which the exclusivity provisions set forth in Section 2.01(a) hereof shall apply to Korea and Taiwan.”
4.Section 2.01(a) of the Distributorship Agreement A is hereby superseded in its entirety and replaced with the following:
“(a)    Daikyo appoints Distributor as its exclusive distributor for the Products within the Territory, and Distributor accepts such appointment. Daikyo agrees that the exclusivity rights granted to Distributor in this Section 2.01 shall be exclusive outside of Japan [*****].”
5.Section 4.03 of the Distributorship Agreement A is hereby superseded in its entirety and replaced with the following:
“4.03 Direct Sales. Daikyo reserves the right to market, distribute and sell Products directly to customers only in Japan. [*****]”
6.The following sentence is incorporated in as the last sentence of Section 2.01(a) of the Distributorship Agreement B:
“If Distributor can demonstrate a plan for distributing the Products in Japan, West will appoint Distributor as its exclusive distributor for the Products in Japan; however, that such appointment needs to be conditioned on: (i) mutually agreed thresholds for sales by Distributor of Products in Japan (to be agreed in the future), and (ii) West can continue with its present distributors until such time as Distributor indicates it has the marketing channel ability for those Products.”
7.Except as modified by this Amendment Agreement, the terms of the Agreements shall remain in full force and effect, and capitalized terms not defined in this Amendment Agreement shall have the meanings set forth in the respective Agreements.
[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties have caused this Amendment Agreement to be duly executed as of the day and year first written above.

DAIKYO SEIKO, LTD.

By:    /s/ Nobuo Sudo___________________
Nobuo Sudo
President

WEST PHARMACEUTICAL SERVICES, INC.

By:    /s/ Eric M. Green_______________________
Eric M. Green
President and Chief Executive Officer